                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No.  )*


                                QUANTA SERVICES
                                (Name of Issuer)

                                 COMMON STOCK
                         (Title of Class of Securities)

                                  74762E 10 2
                                  -----------
                                 (CUSIP Number)

                               February 11, 1998
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages

                                 SCHEDULE 13G

-----------------------                                  ---------------------
  CUSIP NO. 74762E 10 2                                   PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John R. Colson

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,100,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,100,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,100,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

Item 1

      (a)      Name of Issuer:

               Quanta Services, Inc.
               ---------------------------------------------------------------

      (b)      Address of Issuer's Principal Executive Offices:

               1360 Post Oak Boulevard, Suite 2100
               ---------------------------------------------------------------
               Houston, Texas  77056
               ---------------------------------------------------------------
Item 2

      (a)      Name of Person Filing: John R. Colson
                                     -----------------------------------------

      (b)      Address of Principal Business Office:

               1360 Post Oak Boulevard, Suite 2100
               ---------------------------------------------------------------
               Houston, Texas  77056
               ---------------------------------------------------------------

      (c)      Citizenship: United States of America
                           ---------------------------------------------------

      (d)      Title of Class of Securities: Common Stock
                                            ----------------------------------

      (e)      CUSIP Number: 74762E 10 2
                            --------------------------------------------------

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a: NOT APPLICABLE

      (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 19140 (15 U.S.C. 80a-8).

      (e)  [ ] An investment adviser in accordance with SS240.13d-
               1(b)(1)(ii)(E).

      (f) [ ] An employee benefit plan or endowment fund in accordance with SS240.13-d1(b)(1)(ii)(F).

      (g) [ ] A parent holding company or control person in accordance with SS240.13-d1(b)(1)(ii)(G).

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j)  [ ] Group, in accordance with SS240.13d-1(b)(1)(ii)(J).

                               Page 3 of 5 Pages

Item 4.    Ownership.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount Beneficially Owned:

            John R. Colson is the record holder and beneficial owner of 2,100,000 shares of the Common Stock of Quanta Services, Inc.

        (b) Percent of Class:

            John R. Colson      9.7%

        (c)  Number of shares as to which each person has:

             (i)   sole power to vote or to direct the vote:

                   John R. Colson                   2,100,000 shares

            (ii)   shared power to vote or to direct the vote:

                   John R. Colson                   -0- shares

           (iii)   sole power to dispose or to direct the disposition of:

                   John R. Colson                   2,100,000 shares

            (iv)   shared power to dispose or to direct the disposition of:

                   John R. Colson                   -0- shares

Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

Item 5.   Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]

        NOT APPLICABLE

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

        NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

        NOT APPLICABLE

                               Page 4 of 5 Pages

Item 8.    Identification and Classification of Members of the Group.

        NOT APPLICABLE

Item 9.    Notice of Dissolution of Group.

        NOT APPLICABLE

Item 10.   Certification.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 1999


                                        By: /s/ John R. Colson
                                           -----------------------------
                                           John R. Colson



                               Page 5 of 5 Pages